PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2007 RESULTS

DALLAS, TEXAS … August 2, 2007 … CompX International Inc. (NYSE: CIX) announced today sales of $45.2 million for the second quarter of 2007 compared to $50.1 million in the same period of 2006.  Operating income was $4.6 million in the second quarter of 2007 compared to $5.8 million in the same period of 2006.  Net income from continuing operations for the second quarter of 2007 was $2.6 million, or $0.17 per diluted share, compared to $3.8 million, or $0.25 per diluted share, in 2006.

Net sales for the six-month period ended June 30, 2007 were $88.8 million compared to $97.2 million in the previous year.  Operating income was $10.0 million for the six-month period ended June 30, 2007 compared to $10.6 million for the comparable period of 2006.  Income from continuing operations for the six-month period in 2007 was $5.7 million, or $0.37 per diluted share, compared to $6.3 million, or $0.41 per diluted share, in 2006.

Net sales comparisons were unfavorably impacted both by lower sales volume for certain furniture components products resulting from competition from lower priced Asian manufacturers and by the effect of lower order rates from many of our customers due to general economic conditions.  Operating income decreased in 2007 as compared to the same periods in 2006 as the unfavorable effect of lower sales volume and the effect of relative changes in foreign currency exchange rates more than offset the favorable effect of an improved product mix and our ongoing focus on reducing costs.

“We are experiencing a noticeable slowdown in customer demand attributable to the current economic environment in North America,” commented David A. Bowers, President & CEO.  “While year-to-date sales are down by over 8%, the impact on operating income has been mitigated by our continuous focus on maintaining a properly aligned cost structure and on improving our product mix by emphasizing sales of higher margin products.  This enabled us to improve our gross margin percentage from 24.7% in the first six months of 2006 to 27.0% in the same period of 2007 despite the lower sales.  We expect the increasingly difficult economic environment to continue for the near term and, in response, will maintain our focus on appropriately managing our cost structure and developing new sales opportunities.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from eight locations in the U.S., Canada and Taiwan and employs more than 1,100 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2007	2006	2007

Net sales	$50.1	$45.2	$97.2	$88.8
Cost of goods sold	37.8	33.3	73.2	64.8
Gross margin	12.3	11.9	24.0	24.0
Selling, general and administrative	6.4	6.6	13.2	13.3
Other operating expense, net	0.1	0.7	0.2	0.7
Operating income	5.8	4.6	10.6	10.0
Other non-operating income, net	0.3	0.3	0.6	0.6
Income from continuing operations beforeincome taxes	6.1	4.9	11.2	10.6
Provision for income tax	2.3	2.3	4.9	4.9
Income from continuing operations	3.8	2.6	6.3	5.7
Discontinued operations , net of tax	(0.5)	-	(0.5)	-
Net income	$3.3	$2.6	$5.8	$5.7

Net income per diluted common share:
Continuing operations	$0.25	$0.17	$0.41	$0.37
Discontinued operations	(0.03)	-	(0.03)	-
	$0.22	$0.17	$0.38	$0.37

Weighted average diluted common shares outstanding	15.3	15.3	15.2	15.3

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
Assets	2006	2007
		(Unaudited)
Current assets:
Cash and equivalents	$29.7	$28.0
Accounts receivable, net	20.0	21.6
Inventories, net	21.7	25.5
Deferred income taxes and other	3.5	3.1
Note receivable	1.3	1.3
Total current assets	76.2	79.5

Intangibles	43.9	43.6
Net property and equipment	69.7	72.3
Other assets	2.2	1.0

Total assets	$192.0	$196.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$16.8	$18.9
Income taxes	1.0	0.9
Total current liabilities	17.8	19.8

Deferred income taxes	20.5	19.2
Stockholders’ equity	153.7	157.4

Total liabilities and stockholders’ equity	$192.0	$196.4